Exhibit 10.4

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

FORM OF INDEPENDENT DIRECTOR

RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) of

shares of its Class M common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Jones Lang LaSalle Income Property Trust, Inc. Independent Directors Compensation Plan (the “Directors Plan”), which is a subplan of the Jones Lang LaSalle Income Property Trust, Inc. 2011 Incentive Plan (the “Incentive Plan” and, together with the Directors Plan, the “Plans”) and to the terms and conditions set forth on the following pages of this Certificate (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Certificate and the terms and conditions of the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless sooner vested in accordance with Section 2 of the Terms and Conditions, the restrictions imposed under Section 1 of the Terms and Conditions will expire as to one hundred percent (100%) of the Restricted Shares on the first anniversary of the Grant Date, provided that Grantee is then still serving as a director of the Company.

IN WITNESS WHEREOF, Jones Lang LaSalle Income Property Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.		Grant Date:

By:
Its:	Authorized Officer

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of the Grantee to any other party other than the Company. If Grantee’s service as a director of the Company terminates for any reason other than as set forth in paragraph (b) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination of service, and such Restricted Shares shall revert to the Company. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)	as to one hundred percent (100%) of the Shares, on the first anniversary of the Grant Date, provided Grantee is then still serving as a director of the Company; or

(b)	as to one hundred percent (100%) of the Shares, upon the termination of Grantee’s service as a director of the Company by reason of death or Disability; or

(c)	as to one hundred percent (100%) of the Shares, upon the occurrence of a Change in Control.

3. Delivery of Shares. The Shares will be registered on the books of the Company in Grantee’s name as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and Jones Lang LaSalle Income Property Trust, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Jones Lang LaSalle Income Property Trust, Inc.”

Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made at the same time that such dividend is paid to all other shareholders. Any non-cash dividends shall be subject to the restrictions imposed under Section 1. If Grantee forfeits any rights he may have under this Certificate, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

Terms and Conditions

Independent Director Restricted Stock Award Certificate

5. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service as a director at any time, nor confer upon Grantee any right to continue service as a director of the Company.

6. No Entitlement to Future Awards. The grant of this Award does not entitle Grantee to the grant of any additional awards under the Plans in the future. Future grants, if any, will be at the sole discretion of the Board.

7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Board regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

8. Amendment. The Board may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

9. Plans Control. The terms contained in the Plans are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative.

10. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plans.

11. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Jones Lang LaSalle Income Property Trust, Inc., 200 East Randolph Drive, Chicago, Illinois 60601; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

Terms and Conditions

Independent Director Restricted Stock Award Certificate